Exhibit 3.3
The Commonwealth of Massachusetts
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

ARTICLES OF MERGER
(General Laws, Chapter 156B, Section 79)

                                 Federal Identification No. 04-2731202

Merger of CTC Communications Corp. and CTC-Newco, Inc., a Delaware corporation, the constituent corporations, into CTC Communications Corp., one of the constituent corporations organized under the laws of Massachusetts.

The undersigned officers of each of the constituent corporations certify under the penalties of perjury as follows:

1. An agreement of merger has been duly adopted in compliance with the requirements of General Laws, Chapter 156B, Section 79, and will be kept as provided by Subsection (c) thereof. The surviving corporation will furnish a copy of said agreement to any of its stockholders, or to any person who was a stockholder of any constituent corporation, upon written request and without charge.

2. The effective date of the merger determined pursuant to the agreement of merger shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing: September 30, 1999 at 5:00 p.m.

3. The following amendments to the Articles of Organization of the surviving corporation have been effected pursuant to the agreement of merger: None.

4. The information contained in Item 4 is not a permanent part of the Articles of Organization of the surviving corporation.

(a) The street address of the surviving corporation in Massachusetts is 220 Bear Hill Rd., Waltham MA 02451.

(b) The name, residential address and post office address of each director and officer of the surviving corporation is:

President: Steven Paul Milton, 52 Follett St., Cumberland RI 02864 Treasurer and Clerk: John D. Pittenger, 9 Hickory Dr., Medfield MA 02052
Directors:
Katherine Dietze Courage, 133 East 64th St., Apt 4B, New York NY 10021 Robert J. Fabbricatore, 124 Hopewell Point, Wolfeboro NH 03894
Henry Hermann, 6425 Brookshire Dr., Dallas TX 75230
Kevin J. Maroni, 106 Laurel Rd., Chestnut Hill MA 02467
J. Richard Murphy, 17 Millpond, No. Andover MA 01845
Robert A. Nicholson, 184 Marlborough St., Boston MA 02116
Richard J. Santagati, 3 Farmland Circle, Andover MA 01810
Ralph C. Sillari, 5 Solomon Pierce Rd., Lexington MA 02173
Carl Redfield, 23 Topsail Circle, Cotuit MA 02635, ,
Ralph S. Troupe, 56 Indian Wind Dr., Scituate MA 02066

(c) The fiscal year end (i.e. tax year) of the surviving corporation shall end on the last day of the month of: March.

(d) The name and business address of the resident agent, if any, of the surviving corporation is: CT Corporation System, 2 Oliver St., Boston MA 02109

The undersigned President and Clerk of CTC Communications Corp., a corporation organized under the laws of Massachusetts, further state under the penalties of perjury that the agreement of merger has been duly executed on behalf of such corporation and duly approved in the manner required by General Laws, Chapter 156B, Section 78.

/s/ Steven Milton, President            /s/John Pittenger, Clerk.